Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, Chief Executive Officer
July 16, 2014		or
Mark A. Wendel,
EVP, Chief Financial Officer
703-584-3400

CARDINAL ANNOUNCES SECOND QUARTER EARNINGS

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today announced earnings of $8.4 million, or $0.26 per diluted share, for the quarterly period ended June 30, 2014.  For the six month year to date period, earnings were $12.7 million, or $0.39 per diluted share. This compares to earnings of $9.8 million, or $0.32 per diluted share, and $17.0 million, or $0.55 per diluted share, for the comparable three and six month periods of 2013.  Earlier this year, the Company acquired United Financial Banking Companies, Inc. (UFBC), and for the quarter and year to date, the Company incurred $2.4 million and $5.7 million, respectively, of expenses related to this merger and to the conversion of back office systems.  The after-tax impact of these expenses was $0.05 per share for the current quarter and $0.12 per share year to date. Without these expenses, the Company had adjusted quarterly earnings of $10.0 million, or $0.31 per share, and year to date earnings of $16.5 million, or $0.51 per share.

Selected Highlights

•                  Loans held for investment organically grew approximately $47 million during the quarter and $117 million year to date, or over 12% annualized.  Asset quality remains excellent.  Nonperforming loans were 0.19% of total assets, and the Company had net loan charge offs of 0.07% of average loans outstanding.  The Company had $0 real estate owned at June 30, 2014, and $6.3 million of non-accruing loans.

•                  Mortgage loan applications increased to $1.12 billion for the current quarter, up from $961 million for the previous quarter, an increase of 17%. Mortgage banking operations reported net income of $2.14 million for the current quarter versus a net loss of $167,000 and $1.6 million for the previous two quarters, respectively.

•                  The company integrated UFBC’s systems in March.  Quarterly and year to date income and expenses include the operations of the former UFBC since the January 16, 2014 combination.

•                  All capital ratios exceed the requirements of banking regulators to be considered well-capitalized.  Tangible common equity capital (TCE) as a percentage of total assets was 9.68% at June 30, 2014.

United Financial Banking Companies Acquisition

On January 16, 2014, the Company completed its acquisition of UFBC and its primary subsidiary, The Business Bank.  During the quarter, the Company continued to incur legal and accounting costs, lease termination expenses, plus employee retention and severance payments related to this acquisition.  These expenses totaled $2.4 million for the current quarter and $5.7 million year to date.  Including costs incurred in 2013 prior to closing, total transaction and consolidation costs were approximately $7.0 million, which is consistent with the Company’s original estimate.  Minor remaining transaction related expenses will be incurred in the second half of 2014.  Our expectation of cost savings associated with the acquisition is approximately 60%, up from the 50% that was reported last quarter.  Thus far the retention rate of acquired loans and deposits is approximately 98%.  Four banking offices have been consolidated in the second quarter and two others will be consolidated before year end.

Review of Balance Sheet

At June 30, 2014, total assets of the Company were $3.28 billion, an increase of 13% from total assets of $2.90 billion at June 30, 2013. Loans held for investment grew $535 million, or 29%, to $2.39 billion from $1.86 billion a year ago.  Excluding the acquisition of UFBC, loans grew approximately $297 million, or 16%.  Loans held for sale decreased to $360 million compared to $628 million at June 30, 2013. Deposit balances increased $331 million to $2.44 billion at June 30, 2014 versus $2.10 billion at June 30, 2013.  Non-interest bearing demand deposit accounts (DDAs) increased to $583 million and now represent 24% of total deposits.  Organic DDA growth was $92 million, an increase of 23% from a year ago.

Year to date, loans held for investment organically grew approximately $117 million, or over 12% annualized. For the current quarter, loan growth was approximately $47 million, or 8% annualized, and DDA growth was $49 million, representing a 36% annualized increase.

Commercial Banking Segment Income Review

For the current quarter ended June 30, 2014, net income for the commercial banking segment was $7.7 million.  Before the merger and conversion expenses incurred during the current quarter, net income was $9.2 million compared to $8.4 million for the quarter ended June 30, 2013.  Included in the current period results is a provision for loan losses of $615,000 versus a negative provision for loan losses of $132,000 for the second quarter 2013.  The increase to the provision for loan loss expense for the current quarter resulted from modest charge offs plus appropriately adding to the allowance for loan growth.  Pre-tax, pre-provision earnings, before M&A expenses, were $14.4 million for the current quarter, versus $12.5 million for the year ago quarter.

For the comparable six month periods ended June 30, 2014 and 2013, net income was $13.2 million versus $17.5 million. Before the current year merger and conversion expenses, net income was $16.6 million, which includes a provision for loan losses of $2.5 million.  The first six months of 2013 included a negative provision of $674,000.  Pre-tax, pre-provision earnings, before M&A expenses, were $27.5 million for the 2014 year to date period, versus $25.6 million for the 2013 year to date period.

Net interest income for the current quarter and year to date was $26.3 million and $51.5 million, respectively, versus $21.9 million and $44.3 million for the same periods in 2013.  The Company’s tax equivalent net interest margin was 3.63% for the current quarter and 3.62% year to date versus 3.41% and 3.38% for the same respective periods of last year.  The contribution of the assets and liabilities from UFBC added approximately $2.3 million for the current quarter and $4.6 million year to date to net interest income, and 0.03% to the margin for the current quarter.

Comparing the current quarter to the same quarter of 2013, the average balance of loans held for sale decreased $161 million and the average loans held for investment balances increased $580 million. The average balance of investments grew $97 million, and the yield on total interest earning assets increased to 4.32% from 4.25%.  Over this same period, average deposit balances increased $288 million and the average balance of other borrowed funds increased $81 million.  The average cost of interest bearing liabilities decreased to 0.96% from 1.11%. The acquisition of UFBC added approximately $240 million to average loan balances and approximately $290 million to average deposit balances, and the yield on loans was enhanced 0.05% while the overall cost of funds decreased by approximately 0.02%.

The allowance for loan losses was 1.24% of loans outstanding at June 30, 2014 and March 31, 2014, versus 1.45% at June 30, 2013.  This ratio decrease from a year ago is primarily the result of the addition of $238 million of acquired loans that, under purchase accounting, were recorded at fair value.  The allowance for loan losses on the Company’s legacy portfolio was 1.37% of loans outstanding at June 30, 2014.  The Company’s nonperforming assets were 0.19% of total assets at June 30, 2014 compared to 0.16% at March 31, 2014 and 0.10% at June 30, 2013.  For the current quarter, there were modest net charge offs equal to 0.07% of average loans outstanding, compared to 0.12% for the previous quarter and net recoveries of 0.01% for the year ago quarter.

Non-interest income was $936,000 for the current quarter and $1.9 million year to date, compared to $728,000 for the year ago quarter and $1.5 million for the year to date period ended June 30, 2013.  The UFBC transaction added approximately $199,000 to non-interest income during 2014.

Non-interest expense was $15.2 million for the current quarter versus $10.1 million for the year ago quarter ended June 30, 2013.  Before the merger and conversion expenses mentioned above, non-interest expense was $12.9 million, and the bank’s efficiency ratio was 47.3%.

Approximately $960,000 of the expense increase from the year ago quarter is attributable to expenses associated with the former UFBC.  We expect this will be reduced to approximately $900,000 per quarter going forward.  The Company also incurred $193,000 of intangible expense amortization as a result of the transaction.  Another $284,000 of the expense increase resulted from the Company adding two banking offices in the latter half of 2013.  The remaining expense increase was incurred to support the Company’s business initiatives.

Mortgage Banking Segment Income Review

For the current quarter ended June 30, 2014, net income for the mortgage banking segment was $2.1 million versus net income of $2.4 million for the quarter ended June 30, 2013, and a net loss of $167,000 for the previous quarter ended March 31, 2014.

Net gains from mortgage banking activities were $10.2 million for the most recent quarter versus $11.2 million for the year ago quarter and $7.4 million for the first quarter of 2014.  The net gains from mortgage banking activities for the current quarter increased $4.0 million as a result of Staff Accounting Bulletin (SAB) 109. For the year ago quarter and the previous quarter, the SAB 109 adjustment to unrealized gains was a decrease of $1.3 million, and an increase of $3.6 million, respectively, that impacted reported income.  Before the accounting impact of SAB 109, adjusted net gains from mortgage banking activities were $6.2 million for the current quarter versus $12.5 million for the year ago quarter and $3.7 million for the first quarter of 2014.

Loan applications totaled $1.12 billion during the second quarter of 2014, up from $961 million for the previous quarter.  April, May and June applications totaled $393 million, $393 million and $334 million, respectively.  Purchase money applications continue to remain strong at 83% of total volume compared to 66% for the second quarter 2013.  During the current quarter, closed loans were $842 million and loans sold to investors totaled $744 million, versus $551 million and $562 million, respectively, for the previous quarter of 2014. The margin on loans sold to investors was 2.30%, up from 2.17% for the previous quarter and 2.19% for the same quarter a year ago.  Approximately one-third of the quarterly production is FHA/VA lending, contributing to the positive trend in gain on sale margin.

For the current quarter, reported non-interest expense was $7.7 million.  This compares to $9.3 million for the quarter ended June 30, 2013 and to $8.3 million for the quarter ended March 31, 2014.  A portion of fixed salary expense associated with loan closings each quarter is accounted for as an offset to income, similar to commissions and incentives.  As loan closings increased during the current quarter, the salary expense reclassified as contra-revenue against net gain on sale income increased to $2.3 million, versus $1.8 million for the first quarter of 2014 and $2.6 million for the year ago quarter.  Without the reclassification of these salary expenses, core non-interest expense declined to $10.0 million for the current quarter, versus $10.1 million for the first quarter of 2014 and $11.9 million for the same quarter of 2013.  For these same periods, core salary and benefit expense was $5.9 million, $6.2 million and $7.1 million.  The decrease is a direct result of a 21% reduction in the non loan officer workforce since last September.

The Company is continuing to take actions to return its mortgage banking segment to meaningful profitability with each expense category being monitored, analyzed and measured in relation to production expectations.

Capital Ratios

Subsequent to the acquisition of UFBC, the Company remains in excess of regulatory standards of a well capitalized bank.  The tier 1 capital ratio is 11.13% and the total risk based capital ratio is 12.13%.

MANAGEMENT COMMENTS

Bernard H. Clineburg, Chairman and Chief Executive Officer of the Company, said:

“This quarter’s results again include solid earnings in the commercial banking segment and ongoing pristine credit quality metrics.  We also saw a rebound in mortgage banking activity as production volumes have increased from the first quarter. The environment for mortgage banking earnings remains challenging, and we continue to closely monitor current and expected future loan originations.

 “During the first half of the year, we also successfully integrated the former UFBC, creating revenue opportunities and operating efficiencies. We consolidated four banking offices, yet maintained over 98% retention of both the UFBC loan and deposit balances, attesting to our successful integration process and the acceptance of the Cardinal brand.  Our organic loan and deposit growth continued to be strong as we attracted new clients and expanded existing relationships.

As always, we will continue to concentrate on gaining profitable market share, either through de novo expansion or acquisition, which will increase our franchise value.  We remain committed to building and maintaining a strong financial services company for our shareholders, employees, clients and the communities we serve.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $3.28 billion at June 30, 2014, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 31 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 17 offices throughout the Washington Metropolitan region; and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

Table 1.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

(Dollars in thousands)

				% Change
	June 30, 2014	December 31, 2013	June 30, 2013	Current Year	Year Over Year
	(Unaudited)		(Unaudited)
Cash and due from banks	$32,457	$18,285	$19,715	77.5%	64.6%
Federal funds sold	21,175	10,924	20,487	93.8%	3.4%

Investment securities available-for-sale	337,482	349,319	238,011	-3.4%	41.8%
Investment securities held-to-maturity	5,933	6,477	10,506	-8.4%	-43.5%
Investment securities — trading	4,577	3,890	3,518	17.7%	30.1%
Total investment securities	347,992	359,686	252,035	-3.3%	38.1%

Other investments	17,144	19,068	14,048	-10.1%	22.0%
Loans held for sale	360,107	373,993	628,481	-3.7%	-42.7%

Loans receivable, net of fees	2,392,267	2,040,168	1,857,454	17.3%	28.8%
Allowance for loan losses	(29,566)	(27,864)	(26,934)	6.1%	9.8%
Loans receivable, net	2,362,701	2,012,304	1,830,520	17.4%	29.1%

Premises and equipment, net	26,048	20,389	19,318	27.8%	34.8%
Goodwill and intangibles, net	37,197	10,144	10,193	266.7%	264.9%
Bank-owned life insurance	32,307	32,063	31,834	0.8%	1.5%
Other assets	40,544	37,374	73,471	8.5%	-44.8%

TOTAL ASSETS	$3,277,672	$2,894,230	$2,900,102	13.2%	13.0%

Non-interest bearing deposits	$583,138	$433,749	$404,953	34.4%	44.0%
Interest checking	444,056	398,136	397,469	11.5%	11.7%
Money markets	324,693	266,316	301,166	21.9%	7.8%
Statement savings	252,334	209,391	221,880	20.5%	13.7%
Certificates of deposit	530,886	469,279	497,490	13.1%	6.7%
Brokered certificates of deposit	300,309	281,988	281,832	6.5%	6.6%
Total deposits	2,435,416	2,058,859	2,104,790	18.3%	15.7%

Other borrowed funds	432,127	475,232	397,181	-9.1%	8.8%
Mortgage funding checks	16,704	6,528	18,653	155.9%	-10.4%
Escrow liabilities	2,060	1,572	4,307	31.0%	-52.2%
Other liabilities	30,134	31,507	59,084	-4.4%	-49.0%

Shareholders’ equity	361,231	320,532	316,087	12.7%	14.3%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,277,672	$2,894,230	$2,900,102	13.2%	13.0%

Table 2.

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30			June 30
	2014	2013	% Change	2014	2013	% Change

Net interest income	$26,913	$22,253	20.9%	$52,579	$44,854	17.2%
Provision for loan losses	(615)	132	-565.9%	(2,541)	589	-531.4%
Net interest income after provision for loan losses	26,298	22,385	17.5%	50,038	45,443	10.1%

Non-interest income:
Service charges on deposit accounts	536	489	9.6%	1,071	991	8.1%
Loan fees	399	274	45.6%	610	493	23.7%
Income from bank owned life insurance	126	91	38.5%	244	183	33.3%
Net realized gains on investment securities	174	43	304.7%	326	81	302.5%
Gain on sale of real estate	—	—	-100.0%	—	30	-100.0%
Other non-interest income	6	6	0.0%	31	30	3.3%
Commercial banking & other segment non-interest income	1,241	903	37.4%	2,282	1,808	26.2%

Title insurance & other income	—	351	-100.0%	—	749	-100.0%
Management fee income	—	811	-100.0%	21	1,109	-98.1%
Gains from mortgage banking activities	21,098	27,713	-23.9%	36,916	49,399	-25.3%
Less: mortgage loan origination expenses	(10,859)	(16,552)	-34.4%	(19,295)	(31,911)	-39.5%
Mortgage banking segment non-interest income	10,239	12,323	-16.9%	17,642	19,346	-8.8%

Wealth management segment non-interest income	204	401	-49.1%	426	948	-55.1%
Total non-interest income	11,684	13,627	-14.3%	20,350	22,102	-7.9%

Net interest income and non-interest income	37,982	36,012	5.5%	70,388	67,545	4.2%

Salaries and benefits	11,471	10,389	10.4%	22,860	20,375	12.2%
Occupancy	2,544	2,086	22.0%	5,174	4,167	24.2%
Depreciation	905	777	16.5%	1,817	1,522	19.4%
Data processing & communications	1,688	1,141	47.9%	3,303	2,269	45.6%
Professional fees	876	1,144	-23.4%	1,693	2,461	-31.2%
FDIC insurance assessment	345	317	8.8%	728	648	12.3%
Mortgage loan repurchases and settlements	83	(219)	-137.9%	83	(157)	-152.9%
Merger and acquisition expense	2,404	—	100.0%	5,669	—	100.0%
Other operating expense	4,881	5,616	-13.1%	9,657	10,648	-9.3%
Total non-interest expense	25,197	21,251	18.6%	50,984	41,933	21.6%
Income before income taxes	12,785	14,761	-13.4%	19,404	25,612	-24.2%
Provision for income taxes	4,352	4,958	-12.2%	6,681	8,628	-22.6%
NET INCOME	$8,433	$9,803	-14.0%	$12,723	$16,984	-25.1%

Earnings per common share - basic	$0.26	$0.32	-18.6%	$0.39	$0.55	-28.9%
Earnings per common share - diluted	$0.26	$0.32	-18.8%	$0.39	$0.55	-28.9%
Weighted-average common shares outstanding - basic	32,422,673	30,668,490	5.7%	32,275,747	30,651,995	5.3%
Weighted-average common shares outstanding - diluted	32,866,666	31,026,091	5.9%	32,709,500	31,032,755	5.4%

Reconciliation of Non-GAAP measures:

GAAP net income reported above	$8,433			$12,723
Add: Merger and acquisition expense reported above	2,404			5,669
Subtract: provision for income taxes associated with merger and acquisition expense	(787)			(1,855)

NET INCOME, excluding above merger and acquisition charges	$10,050			$16,537
Earnings per common share - basic (excluding merger and acquisition charges)	$0.31			$0.51
Earnings per common share - diluted (excluding merger and acquisition charges)	$0.31			$0.51

Table 3.

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(Dollars in thousands, except per share data and ratios)

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2014	2013	2014	2013
Performance Ratios:
Return on average assets	1.07%	1.42%	0.82%	1.21%
Return on average equity	9.32%	12.13%	6.94%	10.65%
Net interest margin (1)	3.63%	3.41%	3.62%	3.38%
Efficiency ratio (2)	65.28%	59.23%	69.91%	62.63%
Non-interest income to average assets	1.48%	1.97%	1.31%	1.58%
Non-interest expense to average assets	3.19%	3.08%	3.28%	2.99%

Mortgage Banking Select Data:
$ of loan applications - George Mason Mortgage	$1,120,000	$1,691,000	$2,081,000	$3,174,000
$ of loan applications - Managed Mortgage Company Affiliates	—	611,000	1,400	1,157,000
Total	1,120,000	2,302,000	2,082,400	4,331,000

Refi % of loan applications - George Mason Mortgage	17%	34%	18%	40%
Refi % of loans applications- Managed Mortgage Company Affiliates	0%	32%	15%	39%
Total	17%	33%	18%	40%

$ of loans closed - George Mason Mortgage	$842,089	$1,393,253	$1,393,532	$2,476,486
$ of loans closed - Managed Mortgage Company Affiliates	—	536,133	13,034	961,819
Total	842,089	1,929,386	1,406,566	3,438,305

# of loans closed - George Mason Mortgage	2,549	4,001	4,238	7,235
# of loans closed - Managed Mortgage Company Affiliates	—	1,364	30	2,485
Total	2,549	5,365	4,268	9,720

$ of loans sold - George Mason Mortgage	$743,871	$1,324,674	$1,305,827	$2,570,184
$ of loans sold - Managed Mortgage Company Affiliates	—	504,747	71,504	1,009,146
Total	743,871	1,829,421	1,377,331	3,579,330

$ of locked commitments - George Mason Mortgage	$845,938	$1,309,466	$1,513,716	$2,483,775
$ locked commitments at period end - George Mason Mortgage			$331,092	$489,000
$ of loans held for sale at period end - George Mason Mortgage			$322,466	$439,000
Realized gain on sales and fees as a % of loan sold (3)	2.30%	2.19%	2.24%	2.16%
Net realized gains as a % of realized gains (Gain on sale margin) (4)	36.45%	42.97%	34.05%	42.41%

Asset Quality Data:
Net charge-offs (recoveries) to average loans receivable, net of fees			0.07%	-0.01%
Total nonaccrual loans			$6,259	$2,867
Real estate owned			$—	$—
Nonperforming loans to loans receivable, net of fees			0.26%	0.15%
Nonperforming loans to total assets			0.19%	0.10%
Nonperforming assets to total assets			0.19%	0.10%
Total loans receivable past due 30 to 89 days			$688	$617
Total loans receivable past due 90 days or more			$—	$—
Allowance for loan losses to loans receivable, net of fees			1.24%	1.45%
Allowance for loan losses to nonperforming loans			472.38%	939.45%

Capital Ratios:
Tier 1 risk-based capital			11.13%	12.48%
Total risk-based capital			12.13%	13.56%
Leverage capital ratio			10.74%	11.47%
Book value per common share			$11.30	$10.44
Tangible book value per common share (5)			$10.13	$10.11
Common shares outstanding			31,976	30,265

(1) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2014 and 34% for 2013.

(2) Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

(3) Realized gains are those gains recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(4) Net realized gains are gains net of loan origination expense recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(5) Tangible book value is calculated as total shareholders’ equity less goodwill and other intangible assets, divided by common shares outstanding.

Table 4.

Cardinal Financial Corporation and Subsidiaries

Mortgage Revenue Recognition Impact of SAB 109 (Written Loan Commitments Recorded at Fair Value Through Earnings)

For the Three and Six Months Ended June 30, 2014 and 2013

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30			For the Six Months Ended June 30
	2014	2013	% Change	2014	2013	% Change
Net Gains from Mortgage Banking Activities:
As Reported
Fair Value of LCs / Unrealized Gains Recognized @ LC date **(see note below)	$21,098	$27,713	-23.87%	$36,916	$49,399	-25.27%
Loan origination expenses recognized @ Loan Sale Date	10,859	16,552	-34.39%	19,295	31,911	-39.53%
Reported Net Gains from Mortgage Banking Activities	10,239	11,161	-8.26%	17,621	17,488	0.76%

As Adjusted
Realized Gains Recognized @ Loan Sale Date	17,088	29,022	-41.12%	29,258	55,414	-47.20%
Loan origination expenses recognized @ Loan Sale Date	10,859	16,552	-34.39%	19,295	31,911	-39.53%
Adjusted Net Gains from Mortgage Banking Activities	6,229	12,470	-50.05%	9,963	23,503	-57.61%

Impact of SAB 109 on Net Gains from Mortgage Banking Activities:
Increase/(Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	$4,010	$(1,309)	-406.34%	$7,658	$(6,015)	-227.32%

Net Income Reconciliation for the Impact of Merger and Acquisition Expenses and SAB 109

Net Income Reconciliation:
Reported Net Income	8,433	9,803	-13.98%	12,723	16,984	-25.09%
Aftertax Merger and Acquisition Expense	1,617	—		3,814	—
Adjusted Net Income	$10,050	$9,803	2.52%	$16,537	$16,984	-2.63%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	2,586	(844)	-406.34%	4,939	(3,880)	-227.32%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities and Merger & Acquisition Expenses	$7,464	$10,647	-29.90%	$11,598	$20,864	-44.41%

Earnings per Share (EPS) Reconciliation:
Reported Net Income	$0.26	$0.32	-18.63%	$0.39	$0.55	-28.86%
Aftertax Merger and Acquisition Expense	0.05	—		0.12	—
Adjusted Net Income	0.31	0.32	-3.22%	0.51	0.55	-7.62%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	0.08	(0.03)	-389.19%	0.15	(0.13)	-220.79%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities and Merger & Acquisition Expenses	$0.23	$0.34	-33.83%	$0.35	$0.67	-47.26%

Performance Ratios (adjusted for change in unrealized mortgage banking gains):
Return on average assets	0.95%	1.54%		0.75%	1.49%
Return on average equity	8.25%	13.18%		6.33%	13.08%
Efficiency ratio	72.85%	57.14%		78.11%	57.47%
Non-interest income to average assets	0.97%	2.16%		0.82%	2.01%

**

Per the accounting guidance set forth by SEC Staff Accounting Bulleting (SAB) #109 regarding mortgage lending activities, the fair value of a “locked” commitment, or an unrealized gain, is recognized in income on the day of the locked commitment (LC).  As a result of this revenue recognition, the unrealized gains then become part of the basis of the ensuing loan held for sale (LHFS) when the loan is closed. When the loan is sold to investors, the “price” received is equal to the basis of the loan held for sale, and there is no gain or loss recognized. At any point in time (e.g. quarter end) the fair value of the LCs and the premium to the par value of LHFS represent unrealized gains that have been recognized in income, either in the current period or prior periods.  This accounting creates a mismatch between the income recognition on loan production and expense recognition for those same loans, which is discussed below.

In accordance with accounting rules (formally FAS 91), direct (e.g. commissions) and indirect loan expenses associated with originating, underwriting and closing loans are deferred and amortized over the life of the loan.  In mortgage banking, this results in the mentioned expenses being recognized at the time of investor purchase of the loan (i.e. loan sale date) which often occurs in the quarter subsequent to the original LC and creates a mismatch in the timing of the revenue and expense.  These expenses are “netted” from the gain on sale from mortgage banking activities, which is included in non-interest income.

Table 5.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

Three and Six Months Ended June 30, 2014 and 2013

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	June 30, 2014		June 30, 2013		June 30, 2014		June 30, 2013
	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial and industrial	$294,628	4.04%	$209,858	4.07%	$277,236	4.32%	$214,197	4.04%
Real estate - commercial	1,175,020	4.35%	856,942	4.85%	1,167,100	4.33%	841,312	4.88%
Real estate - construction	416,671	5.10%	336,877	5.41%	406,989	4.98%	355,486	5.26%
Real estate - residential	320,339	4.00%	226,737	4.42%	312,486	4.06%	230,715	4.51%
Home equity lines	115,719	3.83%	113,951	3.68%	115,222	3.71%	115,238	3.70%
Consumer	4,926	6.18%	3,154	5.69%	5,691	5.70%	3,438	5.39%
Total loans	2,327,303	4.42%	1,747,519	4.75%	2,284,724	4.43%	1,760,386	4.75%

Loans held for sale	313,376	4.21%	474,549	3.85%	265,998	4.34%	485,234	3.76%
Investment securities - available-for-sale (1)	329,167	3.98%	228,883	4.28%	335,611	3.98%	236,548	4.29%
Investment securities - held-to-maturity	6,176	2.33%	10,685	1.82%	7,235	2.07%	10,902	1.92%
Other investments	14,176	4.07%	13,312	2.30%	14,845	3.78%	13,425	2.34%
Federal funds sold (1)	17,617	0.21%	161,232	0.26%	38,338	0.21%	173,137	0.25%
Total interest-earning assets	3,007,815	4.32%	2,636,180	4.25%	2,946,751	4.31%	2,679,632	4.21%

Non-interest earning assets:
Cash and due from banks	20,768		19,246		28,258		16,720
Premises and equipment, net	26,629		19,530		25,744		19,478
Goodwill and intangibles, net	37,318		10,217		35,084		10,242
Accrued interest and other assets	95,457		103,104		104,746		104,907
Allowance for loan losses	(29,446)		(27,428)		(29,743)		(27,406)

TOTAL ASSETS	$3,158,541		$2,760,849		$3,110,840		$2,803,573

Interest-bearing liabilities:
Interest checking	$433,175	0.51%	$380,378	0.63%	$426,766	0.51%	$362,830	0.63%
Money markets	325,786	0.31%	297,597	0.31%	319,257	0.31%	287,816	0.31%
Statement savings	254,254	0.28%	211,553	0.27%	250,929	0.28%	210,691	0.27%
Certificates of deposit	829,903	0.98%	807,912	1.17%	805,876	0.97%	899,899	1.10%
Total interest-bearing deposits	1,843,118	0.66%	1,697,440	0.79%	1,802,828	0.65%	1,761,236	0.78%

Other borrowed funds	373,306	2.41%	292,051	2.99%	374,534	2.36%	289,860	3.03%
Total interest-bearing liabilities	2,216,424	0.96%	1,989,491	1.11%	2,177,362	0.95%	2,051,096	1.09%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	549,605		407,323		534,395		392,503
Other liabilities	30,440		40,851		32,473		40,888

Shareholders’ equity	362,072		323,184		366,610		319,086

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,158,541		$2,760,849		$3,110,840		$2,803,573

NET INTEREST MARGIN (1)		3.63%		3.41%		3.62%		3.38%

(1)         The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2014 and 34% for 2013.

Table 6.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting

(Dollars in thousands, as Reported and Non-GAAP Reconciliation)

(Unaudited)

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Three Months Ended June 30, 2014:
Net interest income	$26,346	$745	$—	$(178)	$—	$26,913
Non-interest income	936	10,366	204	178	—	11,684
Non-interest expense	15,200	7,736	101	2,160	—	25,197
Net income (loss) before provision and taxes	12,082	3,375	103	(2,160)	—	13,400
Provision for loan losses	615	—	—	—	—	615
Provision for income taxes	3,803	1,236	36	(723)	—	4,352
Net income (loss)	$7,664	$2,139	$67	$(1,437)	$—	$8,433
Add: merger & acquisition expense reported above	2,289	—	—	115	—	2,404
Subtract: provision for income taxes associated with merger & acquisition expense	(749)	—	—	(38)	—	(787)
Net income, excluding above merger and acquisition charges	$9,204	$2,139	$67	$(1,360)	$—	$10,050

Average Assets	$3,110,069	$323,518	$2,318	$389,266	$(666,630)	$3,158,541

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Three Months Ended June 30, 2013:
Net interest income	$21,903	$517	$—	$(167)	$—	$22,253
Non-interest income	728	12,458	401	48	(8)	13,627
Non-interest expense	10,146	9,257	695	1,161	(8)	21,251
Net income (loss) before provision and taxes	12,485	3,718	(294)	(1,280)	—	14,629
Provision for loan losses	(132)	—	—	—	—	(132)
Provision for income taxes	4,172	1,335	(101)	(448)	—	4,958
Net income (loss)	$8,445	$2,383	$(193)	$(832)	$—	$9,803

Average Assets	$2,756,671	$477,192	$2,315	$331,307	$(806,636)	$2,760,849

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Six Months Ended June 30, 2014:
Net interest income	$51,539	$1,382	$—	$(342)	$—	$52,579
Non-interest income	1,865	17,758	371	356	—	20,350
Non-interest expense	30,987	16,030	213	3,754	—	50,984
Net income (loss) before provision and taxes	22,417	3,110	158	(3,740)	—	21,945
Provision for loan losses	2,541	—	—	—	—	2,541
Provision for income taxes	6,698	1,139	55	(1,211)	—	6,681
Net income (loss)	$13,178	$1,971	$103	$(2,529)	$—	$12,723
Add: merger & acquisition expense reported above	5,114	—	—	555	—	5,669
Subtract: provision for income taxes associated with merger & acquisition expense	(1,675)	—	—	(180)	—	(1,855)
Net income, excluding above merger and acquisition charges	$16,617	$1,971	$103	$(2,154)	$—	$16,537

Average Assets	$3,047,522	$227,228	$2,309	$384,564	$(550,783)	$3,110,840

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Six Months Ended June 30, 2013:
Net interest income	$44,300	$915	$—	$(361)	$—	$44,854
Non-interest income	1,521	19,559	947	90	(15)	22,102
Non-interest expense	20,197	18,457	1,371	1,923	(15)	41,933
Net income (loss) before provision and taxes	25,624	2,017	(424)	(2,194)	—	25,023
Provision for loan losses	(674)	85	—	—	—	(589)
Provision for income taxes	8,771	694	(144)	(693)	—	8,628
Net income (loss)	$17,527	$1,238	$(280)	$(1,501)	$—	$16,984

Average Assets	$2,798,281	$487,550	$2,421	$331,393	$(816,072)	$2,803,573